Exhibit 99.1
[Oklahoma Natural Gas Logo]	News
August 25, 2005	Contact: Don Sherry
405-551-6738
dsherry@ong.com

Oklahoma Natural Gas Sets Fixed-Price Option Cost

Oklahoma City --Oklahoma Natural Gas Company today announced that customers who wish to lock in the per-unit price of the natural gas they consume this winter will be able to do so at a price of $8.393 per Dekatherm. The offer is a renewal of ONG's Voluntary Fixed-Price Plan, which allows customers the option of selecting a fixed price for each Dekatherm of gas used for a 12-month period beginning in November. Details of the plan and an enrollment form are included in customers' September bills.

"This plan is another tool that we offer our customers to help reduce the price swings that we sometimes see with natural gas," said Ron Brown, ONG's vice president for administration. Brown stressed, however, that customers participating in the Voluntary Fixed-Price Plan should not necessarily expect to pay less than customers who continue to buy gas at the company's system average price. "This is about the certainty of knowing exactly what you are going to pay for each Dekatherm you use. Locking in the price could produce a savings over a 12-month period, but there is also the chance you could pay more. We believe in giving our customers as many choices as we can," Brown said.

Oklahoma Natural Gas Company acquires natural gas for its customers through a competitive bidding process using a variety of contracts at both fixed and market-sensitive prices. ONG passes those costs on to consumers at no profit and charges for the delivery service it provides through the company's extensive network of distribution pipelines. The price established for the Voluntary Fixed-Price Plan reflects the average cost of ONG's fixed-price supplies as well as gas in storage. The price also includes the costs associated with transporting the gas to ONG's system and reserving the right to purchase gas supply and transportation.

ONG customers who wish to participate in the Voluntary Fixed-Price Plan have until October 24 to return the enrollment form. Once enrolled, customers will be required to pay the fixed per-Dekatherm cost for a 12-month period.

(More)

Fixed-Price option cost set, page 2

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Oklahoma Natural Gas Company is a division of Tulsa-based ONEOK, Inc., (NYSE: OKE), a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transportation primarily in the mid-continent areas of the United States. The company's energy services operations provide service to customers in most states. ONEOK owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.

ONG provides natural gas service to more than 800 thousand customers in the state of Oklahoma.

For information about Oklahoma Natural Gas Company, visit the Web site: www.ong.com.

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